Exhibit 12.01

                   CIPSCO INCORPORATED AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                FOR THE FIVE YEARS ENDED DECEMBER 31, 1996
                              (in thousands)



= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

                      1996       1995         1994        1993        1992
Net income. . . . $  80,057   $  72,015   $  83,954   $  85,498   $  72,499(c)

Add--Federal and
   state income
    taxes:
  Current (a) . .    50,414      37,696      33,582      41,320       5,380
  Deferred (net).     2,492      11,437      18,867      13,907      38,707
  Deferred
   investment
   tax credits, net  (3,349)     (3,361)     (3,367)     (3,366)     (3,336)
                  ---------   ---------    --------   ---------   ---------
                     49,557      45,772      49,082      51,861      40,751
Net income before
   income taxes. .  129,614     117,787     133,036     137,359     113,250

Add--Fixed charges
  Interest on
   long-term
   debt (b). . . .   31,409      31,168      31,164      32,823      35,534
  Interest on
   provision for
   revenue refunds        -           -           -           -        (803)
  Other interest. .   4,633         898         378         603         398
  Amortization of
   net debt premium,
   discount, expense
   and loss (b). . .  1,709       1,703       1,678       1,598         863
  Preferred stock
   dividends of
   subsidiary. . .    3,721       3,850       3,510       3,718       4,549
                  ---------   ---------   ---------   ---------   ---------
                     41,472      37,619      36,730      38,742      40,541

Earnings as
 defined . . . . . $171,086    $155,406    $169,766    $176,101    $153,791
                  =========   =========   =========   =========   =========

Fixed charges . .  $ 41,472    $ 37,619    $ 36,730    $ 38,742    $ 40,541
Adjustment to
 pre-tax basis . .    2,303       2,447       2,052       2,255       2,557
                  ---------   ---------   ---------   ---------   ---------
                  $ 43,775     $ 40,066    $ 38,782    $ 40,997    $ 43,098

Ratio of earnings
 to fixed charges
 adjusted to
 pre-tax basis .      3.91         3.88        4.38        4.30        3.57
                  =========   =========   =========   =========   =========

_________________________

(a) Federal portion and state portion are shown separately in Notes to Consolidated Financial Statements.
(b) Combined as interest charges on long-term debt on Consolidated Statements of Income.
(c)  Includes revenues collected subject to refund.